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                                 January 3, 2000

Delhaize America, Inc.
2110 Executive Drive
P.O. Box 1330
Salisbury, North Carolina 28145-1330

Ladies and Gentlemen:

     As local counsel to Delhaize America, Inc., a North Carolina corporation formerly known as Food Lion, Inc. (the "Company"), we have been asked to render the following opinion with regard to an aggregate of 14,075,604 shares (the "Shares") of Class A common stock, par value $.50 per share, of the Company that may be issued pursuant to the Agreement and Plan of Merger, dated as of August 17, 1999, among the Company, Hannaford Bros. Co. and FL Acquisition Sub, Inc. (the "Merger Agreement").

     In connection with the foregoing, we have examined such records and documents as we have deemed relevant as a basis for the opinion expressed herein, and we have relied upon an officer's certificate as to certain factual matters.

     Based on the foregoing, we are of the opinion that the Shares are duly authorized and, when issued pursuant to the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable.

     We consent to be named under the caption "Legal Matters" in the Registration Statement on Form S-4 (the "Registration Statement") being filed today by the Company with the Securities and Exchange Commission (the "Commission") as attorneys who passed upon the validity of the Shares and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder.

                               Sincerely,

                               ROBINSON, BRADSHAW & HINSON, P.A.

                                By: /s/ David W. Dabbs
                                   -----------------------------------------
                                    David W. Dabbs